UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2015

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “we”, “us” and “our” refer to Hospitality Properties Trust.

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2015, Dr. Bruce M. Gans, an Independent Trustee of our board of trustees, or the Board, resigned from the Board.  Dr. Gans advised the Board that the reasons for his resignation were not the result of any disagreement with us.

The Board accepted Dr. Gans’s resignation at a meeting held that day, and, pursuant to a recommendation of our Nominating and Governance Committee, elected Donna D. Fraiche as an Independent Trustee of the Board to fill the vacancy created by Dr. Gans’s resignation, effective as of September 28, 2015.  Ms. Fraiche was elected to fill the remainder of Dr. Gans’s current term, which will expire at our 2016 annual meeting of shareholders.  Ms. Fraiche was also appointed as a member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee, in each case filling vacancies created by Dr. Gans’s resignation.  In addition, Ms. Fraiche was appointed Chair of our Nominating and Governance Committee, and John L. Harrington, an Independent Trustee of the Board, was appointed Chair of our Compensation Committee.

Ms. Fraiche, age 63, is a shareholder of and serves as chair of the nominating and governance committee of, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has practiced law in that firm since 2004.  Previously, Ms. Fraiche practiced law with the firm now known as Locke Lord LLP in New Orleans.  Ms. Fraiche is Chair of the Louisiana Health Care Commission and has previously served as Chair of the Long Term Community Planning Task Force and Health Care Committee of the Louisiana Recovery Authority, delegate of the Louisiana Recovery Authority to the Louisiana Health Care Redesign Collaborative, Chair of the Louisiana Office of State Planning Task Force and Chair of the Board of Trustees of Loyola University, among numerous other business and civic responsibilities.  Ms. Fraiche has testified before Congressional and Senate committees on the Gulf Coast’s reconstruction efforts after hurricanes Katrina and Rita.  Ms. Fraiche also serves as Honorary Consul General for Japan in New Orleans.  Ms. Fraiche currently serves on the Board of Trustees of Select Income REIT and the Board of Directors of Five Star Quality Care, Inc.

The Board concluded that Ms. Fraiche is qualified to serve as one of our Independent Trustees based upon, among other things, her professional legal skills, her many leadership roles and experiences, including her service in numerous public policy and civic leadership roles and her qualifying as an Independent Trustee in accordance with the requirements of the New York Stock Exchange, the Securities and Exchange Commission and our declaration of trust and bylaws.

For her service as a Trustee, Ms. Fraiche will be entitled to the compensation we generally provide to our Independent Trustees and the Chair of our Compensation Committee, with the annual cash fees pro rated.  A summary of our currently effective trustee compensation is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 1, 2015 and is incorporated herein by reference.  Consistent with those compensation arrangements, on September 28, 2015, we granted Ms. Fraiche 2,500 of our common shares of beneficial interest.

In connection with her appointment, we entered into an indemnification agreement with Ms. Fraiche, effective as of September 28, 2015, on substantially the same terms as the agreements previously entered into between us and each of our other Trustees.  We have previously filed a form of indemnification agreement entered into by our Trustees with us as Exhibit 10.3 to our Current Report on Form 8-K dated May 9, 2012, which form is incorporated herein by reference.

Item 8.01.                Other Events.

On September 28, 2015, our Board amended our Governance Guidelines to provide for the role and responsibilities of a lead Independent Trustee, and our Independent Trustees selected Mr. Harrington to serve in such role.  The lead Independent Trustee will receive an additional annual cash retainer fee of $10,000 pro rated for serving in this role.  A copy of our amended and restated Governance Guidelines is available on our website, www.hptreit.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

	By:	/s/ Mark L. Kleifges
	Name:	Mark L. Kleifges
	Title:	Treasurer and Chief Financial Officer

Date: October 1, 2015